First Amendment to the Employment Agreement
(the "Agreement") dated as of July 1, 1990 between Weirton Steel Corporation (the "Company")
        and Herbert Elish (the "Employee")


          WHEREAS, the Company and the Employee entered into the Agreement to evidence the terms and conditions of the engagement by the Company of the Employee as Chief Executive Officer; and

          WHEREAS, Section 14 of the Agreement states that it may be changed only by a writing signed by the party against whom enforcement is sought; and

          WHEREAS, the Company and the Employee now wish to amend the Agreement to (i) clarify the treatment of the whole life insurance policy provided to the Employee pursuant to Section 3(c) thereof, (ii) make certain changes to the provisions regarding payments due the Employee if he is terminated without cause, and
(iii) provide that, in certain circumstances, the Company will reimburse the Employee for incurred legal fees and expenses.

          NOW, THEREFORE, the parties hereto agree to the following amendments to the Agreement, effective as of the date specified below:

          1. Section 2(b)(3) of the Agreement shall be amended to read in its entirety as follows:


          (3) Without Cause. Without cause upon 90 days' prior notice in writing. If the Company terminates the Employee's employment pursuant to this Section 2(b)(3), he shall be entitled to receive an amount equal to two times his Base Salary, payable in a single lump sum no later than 30 days after such termination.

     The Company shall be deemed to have agreed to a termination in accordance with this subsection (3) from and after the date (x) the Employee is assigned duties other than those of a chief executive officer of a corporation comparable to the Company in size and complexity, (y) the Employee is required to report other than to the Board of Directors of the Company, or (z) the Employee is required to reside other than in the Greater Pittsburgh Area in order to perform his duties for the Company; provided, that any such action is taken without the Employee's consent and, within 30 days after the occurrence of any such event, the Employee shall notify the Company that he is electing to deem such action to have terminated his employment in accordance with this subsection (3).

          2. The second sentence of Section 2(c)(2) of the Agreement shall be amended to read in its entirety as follows:

If the Employee terminates his employment pursuant to this subsection (2), (x) he shall be entitled to receive an amount equal to two times his Base Salary, payable no later than 30 days after such termination and (y) the Annuities described in Section
3(e)(ii) shall immediately become fully vested.

          3. The second sentence of Section 3(c) of the Agreement shall be amended to read in its entirety as follows:

The life insurance coverage provided in accordance with this subsection (c) shall contain a waiver of premium in the event of the Employee's disability, and be continued in force for the Employee's life following the date of termination, without regard to the basis for such termination.

          4.  Section 14 of the Agreement shall be renumbered
Section 15 and an entirely new Section 14 shall be inserted in lieu thereof to read in its entirety as follows:

          14.  Legal Fees and Expenses.

     The Company shall promptly reimburse the Employee for the reasonable legal fees and expenses incurred by the Employee in connection with enforcing any right of the Employee pursuant to and afforded by this Agreement; provided however, that the Company only will reimburse the Employee for such legal fees and expenses, if in connection with enforcing any right of the Employee pursuant to and afforded by this Agreement, either (i) a judgment has been rendered in favor of the Employee by a duly authorized court of law, or (ii) the Company and the Employee have entered into a settlement agreement providing for the payment to the Employee of any or all amounts due hereunder.

          IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement as of August 5, 1993.


     WEIRTON STEEL CORPORATION


     By:/s/ Herbert Elish


          Herbert Elish